As filed with the Securities and Exchange Commission on July 31, 2014
Registration No. 333-10727

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTL FCSTONE INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	59-2921318 (I.R.S. Employer Identification Number)

708 Third Avenue, Suite 1500
New York, NY 10017
(Address of principal executive offices) (ZIP code)

INTERNATIONAL ASSETS ADVISORY CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN
INTERNATIONAL ASSETS HOLDING CORPORATION STOCK OPTION PLAN
(Full title of the plans)

Brian T. Sephton
INTL FCStone Inc.
329 North Park Avenue, Suite 350
Winter Park, Florida 32789
(Name and address of agent for service)

(407) 741-5300
(Telephone number, including area code, of agent for service)

Copy to:

Scott D. Claassen
Stinson Leonard Street LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106
(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]		Accelerated filer	[X]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[ ]

EXPLANATORY NOTE
INTL FCStone Inc., a Delaware corporation, (formerly International Assets Holding Corporation) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-10727) to deregister certain shares of the Registrant’s common stock, par value $0.01 per share, previously registered for issuance under the International Assets Advisory Corporation Employee Stock Ownership Plan (the “ESOP”) and the International Assets Holding Corporation Stock Option Plan (the “Stock Option Plan”) by the Registrant pursuant to Registration Statement on Form S-8 (Registration No. 333-10727). The Registrant registered an aggregate of 860,714 shares of Common Stock, including 450,645 shares of Common Stock pursuant to a reoffer prospectus, 500,000 shares of Common Stock pursuant to the Stock Option Plan, and 360,714 shares of Common Stock held by the International Assets Advisory Corporation Employee Stock Ownership Plan Trust for distribution under the ESOP. The Registrant hereby amends the Registration Statement on Form S-8 to deregister all shares of Common Stock that were previously registered and that remain unissued under the Stock Option Plan or pursuant to the ESOP. After giving effect to this Post-Effective Amendment No. 1, there will be no remaining shares of Common Stock registered for issuance under the Stock Option Plan or pursuant to the ESOP.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effect Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on July 31, 2014.

INTL FCSTONE INC.

By:	/s/ William J. Dunaway
William J. Dunaway
Chief Financial Officer

Note: No other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.